Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Dunkin’ Brands Group Inc. [DNKN]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	July 27, 2011

Footnotes to Form 4

(1) This statement is being filed by Thomas H. Lee Advisors, LLC (“Advisors”), THL Equity Advisors V, LLC (“Advisors V”), Thomas H. Lee Equity Fund V, L.P. (“Fund V”), Thomas H. Lee Parallel Fund V, L.P. (“Parallel Fund V”), Thomas H. Lee Equity (Cayman) Fund V, L.P. (“Cayman Fund V;” together with Fund V and Parallel Fund V, the “Funds”), Thomas H. Lee Investors Limited Partnership (“Investors”), Putnam Investment Holdings, LLC (“Putnam Holdings”), Putnam Investments Employees' Securities Company I LLC (“ESC I”) and Putnam Investments Employees Securities Company II LLC (“ESC II”).  Represents shares of the Issuer held by the Funds, Investors, Putnam Holdings, ESC I and ESC II.

(2) Advisors is the general partner of Thomas H. Lee Partners, L.P.  Thomas H. Lee Partners, L.P. is the manager of Advisors V, which, in turn, is the general partner of Fund V, Parallel Fund V and Cayman Fund V.  Investors, Putnam Holdings, ESC I and ESC II are co-investment entities of the Funds and are contractually obligated to dispose of securities on a pro rata basis with the THL Funds.  Due to these relationships, Advisors may be deemed to beneficially own the shares of the Issuer owned directly by each of the Funds, Investors, Putnam Holdings, ESC I and ESC II.

Each of Advisors, Advisors V, the Funds, Investors, Putnam Holdings, ESC I and ESC II disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.